March 4, 2025

Stephen Lemieux
Chief Financial Officer
Edesa Biotech, Inc.
100 Spy Court
Markum, ON L3R 5H6
Canada

       Re: Edesa Biotech, Inc.
           Form 10-K for Fiscal Year Ended September 30, 2024
           File No. 001-37619
Dear Stephen Lemieux:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Life Sciences